EXHIBIT 23.4

June 17, 2004

Capitol Bancorp Limited
200 Washington Square North, 4th Floor
Lansing, Michigan 48933

     Re: First California Northern Bancorp

Ladies and Gentlemen:

     JMP Financial, Inc. hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to First California Northern Bancorp and to the reference to this firm in the proxy statement/prospectus as financial advisor to First California Northern Bancorp and under the caption “Opinion of Financial Adviser”.

Very truly yours,

/s/ John Palffy

John Palffy
President